Exhibit 16.1

TOURVILLE, SIMPSON & CASKEY, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS
POST OFFICE BOX 1769
COLUMBIA, SOUTH CAROLINA 29202

TELEPHONE (803) 252-3000
FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA	MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP	PRIVATE COMPANIES
R. JASON CASKEY, CPA	PRACTICE SECTIONS

TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA

January 2, 2003

Audit Committee
Communitycorp
1100 N. Jefferies Boulevard
Walterboro, South Carolina 29488

Dear Members:

As of the date of this letter, we hereby resign as auditors for Communitycorp.

We have read Item 4 of the Form 8-K of Communitycorp to be dated January 7, 2003 and to be filed with the Securities and Exchange Commission and agree with statements concerning our firm contained therein.

Very Truly Yours,

/s/    TOURVILLE, SIMPSON & CASKEY, L.L.P.

Tourville, Simpson and Caskey, LLP